EXHIBIT 99.1

Midland States Bancorp, Inc. to Acquire HomeStar Financial Group, Inc.

EFFINGHAM, Ill. and MANTENO, Ill., April 02, 2019 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) (the “Company” or “Midland”) and HomeStar Financial Group, Inc. (“HomeStar”) today announced that they have entered into a definitive agreement whereby Midland will acquire 100% of the common stock of HomeStar, and its wholly owned subsidiary HomeStar Bank and Financial Services (“HomeStar Bank”), in exchange for 405,000 shares of Midland common stock.

HomeStar Bank is a full-service community bank headquartered in Manteno, Illinois, with approximately $375 million of assets, $223 million in loans and $333 million in deposits as of December 31, 2018.  Serving its communities for over 70 years, HomeStar Bank has 5 locations in northern Illinois and has the #1 deposit market share in the Kankakee, IL metropolitan statistical area (MSA).  For the quarter ended December 31, 2018, HomeStar had a cost of deposits of 0.20%, an average loan yield of 5.13%, and a net interest margin of 3.88%.

Jeff Ludwig, President and Chief Executive Officer of Midland, commented, “HomeStar has a deep history and strong commitment to their customers, employees and communities as evidenced by their leading market share position. HomeStar will complement our Kankakee presence and is consistent with our strategy of partnering with institutions that have attractive deposit bases and a proven commitment to their local customers.”

Bill Smith, Chief Executive Officer of HomeStar, said, “I am very proud of all we have accomplished at HomeStar. Midland is an excellent merger partner for HomeStar due to their commitment to serving their clients and similar community banking model. We believe the complementary strengths of this combined organization will provide a stronger future for our customers, employees and the communities we serve.”

Based upon the closing price of Midland common stock of $24.46 as of April 1, 2019, the transaction has a value to HomeStar shareholders of approximately $9.9 million assuming adjusted shareholders’ equity of HomeStar at closing of $10.4 million, after taking into account certain transaction-related gains.  The value of the actual consideration paid will adjust dollar-for-dollar (up or down) with respect to HomeStar’s shareholders’ equity at closing versus the $10.4 million target in the manner set forth in the Merger Agreement.

Midland expects the transaction to close in the third quarter of 2019 and be approximately 9% accretive to earnings per share in 2020, the first full year of combined operations.  Midland also expects to incur tangible book value per share dilution of approximately 2% upon the closing of the transaction, with an expected earn-back period of approximately 2 years using the cross-over method, inclusive of expected gains and purchase accounting adjustments.

Under the terms of the definitive agreement, prior to, or concurrent, with closing, HomeStar’s outstanding TruPS will be redeemed with $23.5 million of cash provided by Midland, at a discount to par value plus accrued interest, generating an expected gain of approximately $11.7 million. Additionally, prior to closing, HomeStar will sell its interests in both its Insurance Agency and Title Company business lines.

The transaction has been approved by HomeStar’s board of directors and is subject to regulatory approvals, the approval of HomeStar’s shareholders, and the satisfaction of customary closing conditions.

A presentation with additional information regarding the transaction can be accessed on the Webcasts and Presentations page of the Company’s investor relations website.

Keefe, Bruyette & Woods, A Stifel Company served as financial advisor to Midland, and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as Midland’s legal advisor.  Monroe Financial Partners, Inc. served as financial advisor to HomeStar, and Gerrish Smith Tuck served as HomeStar’s legal advisor.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of December 31, 2018, the Company had total assets of $5.6 billion and its Wealth Management Group had assets under administration of approximately $2.9 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes "forward-looking statements," including but not limited to statements about Midland’s expected loan production, operating expenses, future earnings levels and other projections relating to the proposed transaction.  These statements are subject to many risks and uncertainties, including (i) the possibility that any of the anticipated benefits of the proposed transaction will not be realized within the expected time period or at all; (ii) the risk that integration of HomeStar’s operations will be materially delayed or will be more costly or difficult than expected; (iii) the failure of the proposed transaction to close for any other reason; (iv) the effect of the announcement of the transaction on customer relationships and operating results; (v) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and (vi) other risks detailed from time to time in filings made by Midland with the Securities and Exchange Commission (the “SEC”). Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe" or "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Additional Information

This disclosure is being made in respect of the Merger and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

CONTACTS:

For Midland:
Jeffrey G. Ludwig, President and CEO, at jludwig@midlandsb.com or (217) 342-7321
Steve Erickson, Chief Financial Officer, at serickson@midlandsb.com or (217) 540-1712

For HomeStar:
William Smith, CEO, at wsmith@homestarbank.com or 312-366-3921